Exhibit 10.2

June 26, 2022

Via Electronic Mail

jban@ses.ai

Dear Joanne:

This letter sets forth the agreement (“Agreement”) between SES AI Corporation (the “Company”), and you (“Advisor”), effective as of July 1, 2022 (the “Effective Date”), with respect to the performance of certain advisory services by Advisor as an independent contractor.

WHEREAS, the Company desires to engage Advisor with respect to the performance of certain advisory services by Advisor as an independent contractor as of the Effective Date.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Advisor agree as follows:

1.	Advisory Services/Place of Performance. The Company hereby engages Advisor as an independent contractor commencing on the Effective Date and continuing through and until terminated by the Company in accordance with the terms of this Agreement (the “Advisory Period”). The advisory services to be provided by Advisor to the Company shall include such advice and assistance to the Company from time to time as further described on Schedule A attached hereto or as otherwise mutually agreed to by the parties (collectively, “Advisory Services”).

The Company shall not provide any training for Advisor, nor shall the Company provide Advisor with any office or other working space or facilities, tools, supplies, materials or equipment.  If the nature of the Advisory Services provided by Advisor requires that the services be performed at the Company’s premises, however, then the Company will provide Advisor such temporary working space and facilities as may be reasonably necessary but the Company will not integrate Advisor into its business operations.  The Company will not control and will have no right to control the exact manner, precise means or exact method by which Advisor performs the Advisory Services.  However, the Company will have the right to exercise general supervision over the results to be derived from the Advisory Services and the date(s) by which such Advisory Services will be completed, and will determine whether such Advisory Services were satisfactory to the Company.

2.	Services Fee/Expenses. As full and complete payment for the Advisory Services (and the rights granted) hereunder:
a.Advisor will be paid a services fee of US$8,000 for each of July 2022 and August 2022 (the “Services Fee”).  Advisor will bill the Services Fee to the Company by invoice following the end of each calendar month.  The Company will pay each invoice in full within 30 days after receipt, unless the Company disputes such invoice.
b.Notwithstanding the cessation of employment of the Advisor as Chief Legal & Corporate Officer of the Company on June 30, 2022, all awards of stock options of the Company which had been made to the Advisor as at the Effective Date (the “Equity Awards”) shall continue to vest and be exercisable in accordance with the terms of the respective awards while this Agreement remains effective. The Company acknowledges that the advisory services contemplated hereby constitute the Advisor’s continued “providing services” to the Company in accordance with Section 9 of the SES Holdings Pte Ltd 2021 Share Incentive Plan, and as such, notwithstanding the Advisor’s cessation of employment with the Company, the Advisor will not have incurred a "termination" or “termination of service” for purposes of the SES Holdings Pte Ltd 2021 Share Incentive Plan while this Agreement remains effective.

The Company will issue Advisor an Internal Revenue Service Form 1099 with respect to the payment of the Services Fees, to the extent required by applicable law.  In addition, the Company will reimburse Advisor for any reasonable and pre-approved out-of-pocket expenses to third parties incurred in connection with the Advisory Services, including expenses for travel required by the Company.  Reimbursable expenses shall not include any expenses related to office or other working space or facilities, tools, supplies, materials or equipment.

3.	Forfeiture of RSUs/PSUs. Advisor hereby agrees and consents to the waiver and forfeiture of any rights to vesting of, and any rights to delivery and settlement of common stock of the Company underlying (i) the 226,463 restricted stock units granted to Advisor on April 18, 2022 pursuant to a Restricted Stock Unit Award Agreement with the Company under the SES AI Corporation 2021 Incentive Award Plan (the “April 2022 RSUs”) and (ii) the 226,463 performance-vesting restricted stock units granted to Advisor on April 18, 2022 pursuant to a Performance Stock Unit Award Agreement with the Company under the SES AI Corporation 2021 Incentive Award Plan (the “April 2022 PSUs”, and together with the April 2022 RSUs, the “April 2022 Equity Grants”) following the cessation of Advisor’s employment with the Company. Advisor acknowledges and agrees that the April 2022 Equity Grants shall be forfeited, terminated and cancelled following Advisor’s cessation of employment with the Company and that no portion of the April 2022 Equity Grants which has not become vested as of the Effective Date shall thereafter become vested. Advisor hereby agrees and covenants to cooperate in good faith and to take all actions and do all things necessary to effectuate the waiver and forfeiture of the April 2022 Equity Grants contemplated by this Section 3, including signing any necessary agreements, certificates or documents.
4.	Independent Contractor. Advisor is not engaged by the Company on a full-time or exclusive basis. Advisor and the Company intend and agree that Advisor is an independent contractor and that nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee, agency, partnership, or joint venture between the Company and Advisor. Advisor acknowledges that Advisor is not authorized to act on behalf of or otherwise bind the Company, to negotiate or execute contracts on behalf of the Company, or to represent to any person or entity that Advisor has the power to create any obligation on behalf of the Company, without the Company’s express written consent.
5.	Benefits, Insurance and Taxes. Advisor shall bear sole responsibility for payment on behalf of Advisor (and any employees or contractors of Advisor) of any federal, state and local income tax withholding, social security taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses, in each case arising out of or relating to the Advisory Period. Advisor is (and any employees or contractors of Advisor are) not eligible for, and hereby waives any claim to, wages, compensation incentives, profit sharing participation, stock options/grants, health coverage or any other benefits provided to employees of the Company and Advisor agrees to indemnify and hold harmless the Company from and against any losses and expenses (including, without limitation, court costs and reasonable attorney’s fees), taxes, interest and/or penalties incurred by the Company and in any way related to same, in each case arising out of or relating to the Advisory Period.
6.	Confidentiality and Intellectual Property. During the engagement of Advisor as an independent contractor, Advisor may have access to or become familiar with information of a confidential or proprietary nature that pertains to the business operations of the Company, its affiliates and its and their respective clients. Such information includes, but is not limited to, the following: information about clients; client relationships and prospective clients; information about pending or completed matters; Company programs, policies, manuals and forms; Company operations; information relating to Company employees; and any other trade secrets, inventions, know-how, processes, ideas, concepts and methodologies. Advisor hereby agrees not to disclose any confidential or proprietary information, directly or indirectly, or use it in any way, either during the Advisory Period or at any time thereafter, except as required by law, rule, regulation, regulatory body or legal process or in the performance of the Advisory Services. Advisor further agrees that he/she will not copy or record or allow to be copied or recorded any confidential or proprietary information, except as required in the performance of the Advisory Services.

Advisor hereby acknowledges and agrees that all inventions, know-how, processes, ideas, concepts, methodologies, techniques, software, data, information or works of authorship, together with all copyrights, patents, trade secrets, domain names, and trademarks and service marks, as well as all goodwill associated with such trademarks and service marks, and other intellectual property rights in any jurisdiction, including all applications and registrations for the protection of intellectual property and extensions and renewals thereto, which are conceived, developed, authored, invented, reduced to practice, acquired, or created by Advisor (either solely or jointly with others), either on Company premises or elsewhere, in connection with the Advisory Services or using the Company’s facilities or resources (“Work Product”) will be owned solely and exclusively by the Company and will, to the extent possible, be considered a “work made for hire” specifically ordered and commissioned by the Company within the meaning of Title 17 of the United States Code.  To the extent any Work Product is not deemed a “work made for hire” under Title 17 of the United States Code or otherwise not deemed to be owned solely and exclusively by the Company pursuant to applicable law, Advisor hereby assigns to the Company the Work Product, without any requirement of further documentation or consideration, any and all right, title, or interest Advisor may have in such Work Product, including any copyright or other intellectual property rights pertaining thereto and all rights to sue for past, present and future infringements or misappropriations thereof, to the Company throughout the universe in perpetuity or for the longest period permitted by law.  Upon the request of the Company, Advisor will promptly take any further actions, including execution and delivery of instruments of conveyance, as may be deemed appropriate by the Company to give full and proper effect to any such assignment.  In addition, Advisor agrees to assist the Company in connection with any actions taken by the Company to enforce its rights in the Work Product, including providing testimony in connection with litigation, and Advisor hereby waives any so-called “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works, in the Company’s sole discretion, in any format or medium hereafter devised.  Advisor hereby further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product.  Furthermore, Advisor will not at any time use the Company’s name or any Company trademark(s), service mark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.  Upon expiration or any termination of the Agreement, the Advisor shall (a) promptly identify and deliver to the Company any and all Work Product, (b) have no rights in or to the Work Product, and (c) make no further use of the Work Product in any way (including any disclosure to any third parties).

7.	Return of Company Property. Advisor agrees that upon expiration of the Advisory Period or earlier termination of this Agreement for any reason, or upon request by the Company at any time, Advisor will, as promptly as practicable, (i) return to the Company all documents, memoranda, files, computer disks or electronic storage devices, property, data and other materials (and all copies of such materials), in any form or media sent to or produced by or on behalf of the Company, its affiliates and/or its and their respective clients or containing confidential or proprietary information or otherwise belonging to the Company, its affiliates and its and their respective investments, investors or clients and (ii) delete from Advisor’s own devices and accounts all additional electronic copies of the Confidential Information.
8.	Covenants, Representations and Warranties; Compliance with Laws. Advisor covenants, represents and warrants that their performance of the Advisory Services does not and will not violate any applicable law, rule, regulation, contracts with third-parties or rights in any patent, trademark, copyright, trade secret, domain name, know-how or other intellectual property right. Advisor further warrants that Advisor is the lawful owner or licensee of any software programs or other materials used by Advisor in the performance of the Advisory Services except those made available to Advisor by the Company for use hereunder and that Advisor has all rights necessary to convey to the Company the unencumbered ownership of any deliverables. In addition, Advisor agrees to abide by all laws, rules and regulations applicable to the Company, as well as any Company policies and procedures, rules that are applicable to independent contractors.
9.	Indemnification. Advisor agrees to indemnify and hold harmless the Company and its affiliates and its and their respective owners, officers, directors, employees and agents from and against any and all claims, liabilities and/or expenses (including, without limitation, court costs and reasonable attorneys’ fees) resulting from, arising out of, or relating to the Advisory Services or any breach of the covenants, representations or warranties made by Advisor in Section 8 above.
10.	Non-Compete. Advisor agrees and acknowledges that for the duration of this Agreement, Advisor shall not accept employment with another company, business entity or individual whose business, products or operations are in any respect competitive with the actual or anticipated business of the Company, as determined by the Company in its sole discretion. Advisor acknowledges that the Company’s market for its existing and/or anticipated products is worldwide, and that potential competitors for the Company’s existing and anticipated products and services are located worldwide. Advisor further agrees and acknowledges that this Agreement will terminate immediately upon Advisor accepting an offer of employment with company, business entity or individual whose business, products or operations are in any respect competitive with the actual or anticipated business of the Company, as determined by the Company in its sole discretion.
11.	Notification of Subsequent Employer. Advisor hereby agrees that prior to accepting employment with any other company, individual or business entity during any period during which the Advisor remains subject to any of the covenants set forth in Section 10, the Advisor shall notify the Company of Advisor’s intention to accept such employment by written notice provided at least five (5) business days in advance of the proposed start date of such employment.
12.	Term and Termination; Survival. The initial term of this Agreement is twelve (12) months beginning on the Effective Date. The term may be extended for subsequent additional twelve (12) month terms by mutual agreement of the parties hereto. Advisor understands and acknowledges that the Company will evaluate the quality and value of the advisory services provided by Advisor hereunder in considering whether to extend this Agreement.

This Agreement may be terminated by the Company at any time with the provision of one (1) month’s prior written notice. The provisions of Sections 7, 8, 9 and 12 of this Agreement shall survive and shall continue to be binding upon the Advisor notwithstanding the termination or expiration of the Advisory Services for any reason whatsoever.

13.	Export Control. Advisor understands and acknowledges that in performing this Agreement, Advisor may gain access to information, technology or items that are subject to U.S. Government regulations including, but not limited to, the Export Administration Regulations (15 CFR § 730-774) (“EAR”) as administered by the U.S. Department of Commerce, Bureau of Industry and Security. Advisor represents that they are authorized under the EAR to receive items, including technology, classified as Export Control Classification Numbers (“ECCN”) 3A001.e.1.b and/or 3E001, and maintains policies and procedures reasonably designed to ensure compliance with the EAR, as well as Export Controls, Sanctions and Anti-Corruption Laws. Advisor understands and acknowledges their obligation to control the flow of such information, technology or items, in compliance with such regulations and obtain all required authorizations or licenses. Advisor certifies that it shall not knowingly export or re-export information, technology or items received from the other party without first obtaining all required government authorizations or licenses.
14.	No Assignment by Advisor; Successors and Assigns. The Advisory Services are of a unique and specialized nature, to be rendered personally by Advisor in reliance upon Advisor’s unique experience, knowledge and skills. Advisor therefore may not assign, transfer, or subcontract this Agreement or any of Advisor’s obligations hereunder without the prior written consent of the Company (and any purported assignment, transfer or subcontracting of this Agreement in violation of the foregoing shall be null and void). Except for the prohibition on assignment contained in this paragraph, this Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and Advisor.
15.	No Conflicts. Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of the Services will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), and Advisor agrees that Advisor will not do anything in the performance of the Services that would violate any such duty. In addition, Advisor agrees that, during the term of this Agreement, Advisor shall promptly notify the Company in writing of any direct competitor of the Company which Advisor is also performing services. It is understood that in such event, the Company will review whether Advisor’s activities are consistent with Advisor remaining as an advisor of the Company.
16.	Headings; Severability; Counterparts. The use of headings in this Advisory Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision hereunder. If any portion of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable (with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law), such portion shall immediately become null and void leaving the remainder of this Agreement in full force and effect. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy of any party’s executed counterpart of this Agreement will be deemed to be an executed original thereof.
17.	Irreparable Harm. In the event of a breach (or threatened breach) of Sections 6, 7 and 8 by Advisor, Advisor acknowledges that the Company would have no adequate remedy at law and would be irreparably harmed and therefore the Company will be entitled to injunctive relief (without the necessity of proving actual damages or the posting of a bond or other security), both preliminary and permanent, enjoining such breach (or threatened breach). Such remedies will be in addition to all other remedies available at law or in equity including the Company’s right to receive from Advisor any and all damages sustained as a result of Advisor’s breach.
18.	Entire Agreement; No Modification; Governing Law. This Agreement constitutes the entire agreement between Advisor and the Company regarding the subject matter hereof and supersedes any prior agreements or understandings regarding the Advisory Services, including without limitation, the Prior Agreements. Advisor acknowledges and agrees that no promises or representations, oral or written, have been made regarding the subject matter hereof other than those expressly stated herein, and that Advisor has not relied on any other promises or representations in signing this Agreement. This Agreement may be modified only by a document signed by the parties and referring explicitly hereto. The Company’s and Advisor’s failure to insist upon strict compliance with any term of this Advisory Agreement shall not be deemed a waiver of such term or any other terms at that time or at any other time, unless it is in writing and signed by the party to be charged. This Agreement is governed by and construed in accordance with the laws of New York, without regard to its conflicts of laws principles.

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If Advisor agrees to the above terms and conditions, please sign and date this Agreement in the spaces indicated below and return a signed copy to the Company on or before July 7, 2022; otherwise this Agreement will be null and void.

Sincerely,

SES AI Corporation

/s/ Qichao Hu________________________

Name: Qichao Hu
Title: Founder and CEO

ACCEPTED AND AGREED
this 26th day of June, 2022:

/s/ Joanne Ban_______________________
Joanne Ban

Signature Page to Advisory Agreement (Joanne Ban)